Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR FIRST QUARTER 2005

HOUSTON, April 28, 2005— Dril-Quip, Inc. (NYSE:DRQ) today announced net income of $4.3 million, or $0.24 per share, for the quarter ended March 31, 2005, versus net income of $2.5 million, or $0.15 per share, for the first quarter of 2004. Total revenues for the quarter ended March 31, 2005 were $70.0 million, compared with revenues of $53.4 million for the same period in 2004. Operating income, which increased to $6.6 million in the first quarter of 2005 from $4.2 million in the first quarter of 2004, increased as a percentage of revenues to approximately 9% from 8%.

In addition, the Company announced that its current backlog is approximately $205 million, compared to its March 31, 2005 backlog of $183 million and its March 31, 2004 backlog of $78 million. The Company expects its earnings per share for the quarter ended June 30, 2005 to approximate $0.24 to $0.26 per share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Consolidated Statements of Income

(in thousands, except per share amounts)

	Three months ended March 31,
	2004	2005
Revenues	$53,378	$70,004
Cost and expenses:
Cost of sales	37,505	48,944
Selling, general and administrative	7,396	9,493
Engineering and product development	4,272	5,009

	49,173	63,446

Operating income	4,205	6,558
Interest expense	310	364

Income before income taxes	3,895	6,194
Income tax provision	1,360	1,845

Net income	$2,535	$4,349

Diluted earnings per share	$0.15	$0.24

Weighted average shares – diluted	17,334	17,810

Depreciation and amortization	$2,819	$3,307

Capital expenditures	$3,411	$4,697